Contact: Sheila Davis – PR/IR Mgr. - 641-585-6803 – sdavis@winnebagoind.com

WINNEBAGO INDUSTRIES IDLES CHARLES CITY MANUFACTURING FACILITY

– THIRD QUARTER FISCAL 2008 FINANCIAL RESULTS CONFERENCE CALL TO BE HELD ON JUNE 20, 2008 –

FOREST CITY, IOWA, June 2, 2008 – Winnebago Industries, Inc. (NYSE:WGO) today announced a strategic manufacturing consolidation decision that will idle production at the Company’s Charles City Manufacturing Facility (CCMF), effective August 1, 2008. CCMF currently assembles Class C products which will be relocated to the Company’s Forest City facilities throughout the Company’s fourth quarter, ending August 30, 2008. The relocation will not affect the Company’s customers or product offerings.

An estimated 270 salaried and hourly employees at CCMF will be impacted by the idled facility. The Company has affirmed that it will maintain a significant presence in the Charles City area, with approximately 190 employees remaining in the Company’s Hardwoods Facility and Charles City Assembly Facility, which produces the Company’s new Class B motor homes.

Completed in the spring of 2004, CCMF went into production during a year of record breaking sales for the Company and the motor home market, when increased capacity was needed to meet the greater demand resulting from a robust economy with low interest rates, high consumer confidence and a favorable environment for discretionary spending.

Market conditions have dramatically changed since 2004. Total Class A and Class C motor home industry wholesale shipments are estimated by the Recreation Vehicle Industry Association to be 40,400 for calendar 2008. That represents a 42 percent decline in shipments when compared to the 69,300 motor homes delivered in calendar 2004. A declining United States economy, significantly increasing fuel prices, decreasing consumer confidence and a difficult lending environment have contributed to a decrease in overall motor home demand, with double digit retail sales declines for seven of the last eight consecutive months for the industry.

The current conditions have necessitated capacity reductions for the Company to more closely match market demand. The Company believes these actions will better position it for a business environment that it expects will continue to be challenging.

“In order for us to keep production in line with market demand, our employees in all locations - Forest City, Charles City and Hampton - have been significantly impacted throughout the last several months,” said Winnebago Industries Chairman, CEO and President Bob Olson. “For example, in our third quarter ended May 31, 2008, production was reduced during 12 of the 13 weeks through either four-day work weeks or shutting down entire production lines for a week at a time, resulting in an extremely low capacity utilization rate of less than 35 percent for the quarter. Our CCMF employees worked very hard to get the plant up and running smoothly since construction began in 2003 and they have done an extraordinary job for us since that time. Today I had to tell our 270 CCMF employees they will no longer have a job because they are a casualty of the economy. As a 38-year employee who has been through several industry downturns in the past, I know how devastating this can be for employees. So the decision to idle CCMF has been particularly painful. Unfortunately, it is necessary so that we more closely align our capacity with market demand. Winnebago Industries is certainly not alone with these market challenges. Regrettably, many manufacturers in the automotive/truck, motorcycle, marine, recreation vehicle and manufactured housing industries have been forced to idle plants or permanently close them in response to these significant challenges.”

The Company intends to reopen CCMF in the future when the added capacity is needed. The Company is evaluating if an impairment charge is required in the fourth fiscal quarter as a result of the idling of the facility, which currently has a net book value of approximately $9 million. Other associated costs with the idling of the plant to be recognized in the fourth quarter, are estimated at $1 - $2 million. The Company will continue to evaluate the need for additional right-sizing measures in accordance with market demand.

Winnebago Industries’ management met with its CCMF employees today and has offered employee support through its company sponsored Employee Assistance Program, and will coordinate support from state, regional and local agencies in an effort to assist with job placement, training and various other services and benefits available to dislocated workers.

Olson continued, “While the current economic environment is extremely challenging, the Company believes it is in a strong financial position with significant cash and investment balances, no debt, and with the benefit of a respected brand name known for its quality products. While current demand for recreation vehicles (RVs) has softened significantly, over the longer term, the motor home market should benefit from the increased popularity of RVs, demographic growth in the prime target market of people over age 50 and the broadening age range of people who are buying motor homes.”

Winnebago Industries will host a conference call on Friday, June 20, 2008 at 9 a.m. Central Time (CT) to discuss the financial results for its third quarter of fiscal 2008 ended May 31, 2008. The Company will release its financial results on June 20, 2008 at 6:00 a.m. CT.

Winnebago Industries’ conference call may be heard live via the Company’s website, http://www.winnebagoind.com/investor.html. The event will be archived and available for replay for the next 90 days. To access the replay, click on http://www.winnebagoind.com/investor.html.

Minimum requirements to listen to the Web cast: either Windows Media Player or RealPlayer and at least a 28.8 Kbps connection to the Internet. The Windows Media Player software is downloadable free at: www.microsoft.com/windows/windowsmedia/download/default.asp, and the RealPlayer software is downloadable free at: www.real.com/products/player/index.html.

About Winnebago Industries

Winnebago Industries, Inc. is a leading U.S. manufacturer of motor homes which are self-contained recreation vehicles used primarily in leisure travel and outdoor recreation activities. The Company builds quality motor homes under the Winnebago, Itasca and ERA brand names with state-of-the-art computer-aided design and manufacturing systems on automotive-styled assembly lines. The Company’s common stock is listed on the New York and Chicago Stock Exchanges and traded under the symbol WGO. Options for the Company’s common stock are traded on the Chicago Board Options Exchange. For access to Winnebago Industries’ investor relations material or to add your name to an automatic email list for Company news releases, visit, http://www.winnebagoind.com/investor.html.

This press release may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Investors are cautioned that forward-looking statements are inherently uncertain. A number of factors could cause actual results to differ materially from these statements, including, but not limited to the effect of global tensions, declines in consumer confidence, the availability and price of fuel, a significant increase in interest rates, a slowdown in the economy, availability of chassis or other key component parts, sales order cancellations, slower than anticipated sales of new or existing products, new products introduced by competitors and other factors. Additional information concerning certain risks and uncertainties that could cause actual results to differ materially from that projected or suggested is contained in the Company’s filings with the Securities and Exchange Commission (SEC) over the last 12 months, copies of which are available from the SEC or from the Company upon request.

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